UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 11, 2017

PQ GROUP HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38221	81-3406833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Lindenwood Drive

Valleybrooke Corporate Center

Malvern, Pennsylvania 19355

(Address of Principal Executive Offices, including Zip Code)

(610) 651-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Notes Offering and Notes Indenture

On December 11, 2017 (the “Closing Date”), PQ Corporation (the “Issuer”), an indirect, wholly owned subsidiary of PQ Group Holdings Inc. (“PQ Group Holdings”), completed the issuance and sale of $300 million in aggregate principal amount of 5.750% Senior Unsecured Notes due 2025 (the “Notes”). The Notes were issued pursuant to an Indenture, dated December 11, 2017, among the Issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

The net proceeds from the offering and sale of the Notes, together with cash on hand, were used to redeem the Issuer’s outstanding 8.500% Senior Notes due 2022 (the “8.5% Senior Notes”) and the Issuer’s outstanding Floating Rate Senior Unsecured Notes due 2022 (the “Floating Rate Senior Unsecured Notes”).

The Notes are unsecured obligations of the Issuer. The Notes will mature on December 15, 2025 and will bear interest at a rate of 5.750% per year, with interest payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2018. At any time prior to December 15, 2020 the Issuer may redeem (a) up to 40% of the Notes with the cash proceeds from certain equity offerings at a redemption price of 105.750% of the principal amount redeemed plus accrued and unpaid interest thereon and (b) all or part of the Notes at 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon and a customary “make-whole” premium. Thereafter, the Issuer may redeem all or part of the Notes at annually declining redemption premiums until December 15, 2022, at and after which date the redemption price will be equal to 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon.

The foregoing description of the Notes is qualified in its entirety by reference to the indenture relating thereto, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On the Closing Date, the Issuer redeemed the outstanding $78,791,622 in aggregate principal amount of its Floating Rate Senior Unsecured Notes, which were issued pursuant to the Note Purchase Agreement, dated as of May 4, 2016 (the “Note Purchase Agreement”), by and among the Issuer, the purchasers party thereto and Wilmington Trust, National Association, as agent for the holders. The Floating Rate Senior Unsecured Notes were redeemed at a redemption price equal to the sum of the outstanding principal amount of the Floating Rate Senior Unsecured Notes, a redemption premium and accrued and unpaid interest on the Floating Rate Senior Unsecured Notes to the Closing Date.

On the Closing Date, the Issuer deposited funds with the trustee sufficient to redeem its 8.5% Senior Notes at a redemption price equal to the sum of the outstanding $200 million in aggregate principal amount of the 8.5% Senior Notes, a redemption premium and accrued and unpaid interest on the 8.5% Senior Notes to the redemption date of December 29, 2017. In accordance with the terms of the indenture governing the 8.5% Senior Notes, such indenture was satisfied and discharged as of the Closing Date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached hereto.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated December 11, 2017, among PQ Corporation, as Issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PQ Group Holdings Inc.

By:	/s/ Joseph S. Koscinski
Name:	Joseph S. Koscinski
Title:	Secretary, Vice President & General Counsel

Date: December 13, 2017